PRESS RELEASE
                             For Immediate Release

             LKA International, Inc. (OTC Bulletin Board:"LKAI")
                Announces Plans To Expand Golden Wonder Mine.

After review of engineering and production data with its operating partner, LKA has decided to further its plans to permit and develop a new drift below the current workings at its Golden Wonder Mine located near Lake City, CO. Based on the most recent eight quarters of production, totaling some 41,693 ozs. Au. from 2,830 dry weight tons with a weighted, average grade of 14.47 ozs. Au per ton, LKA has decided to actively pursue an increase of its permitted area to include a new adit and working pad to be located approximately 1,000 vertical feet below the current 6th level of the Golden Wonder.

The objective of the new drift will be to intersect the vein structure(s) currently being mined at levels 4-6 and significantly extend the size and productive capacity of the mine. To date, production from the relatively small area (approximately 320 vertical feet) between the 3rd and 6th levels has exceeded 85,700 ozs. Au with the majority of that production, 58,942 ozs., being produced within the last three years between the 4 and 6 levels. The vein structure in the Golden Wonder is narrow and often times discontinuous. Accordingly, there can be no assurance that the productive structure(s) extend below the current workings and, if encountered, possess economic grades of ore.

By financing this new extension to the Golden Wonder's existing workings, LKA will be entitled to increase its current 10% "net smelter interest" as the property owner to a 40% "working interest" in all ore encountered below the mine's 6th level. Currently, LKA shares the 10% "net smelter interest" with the Caldera Partners Limited Partnership 54.1% and 45.9% respectively. Combined LKA and Caldera revenues from this interest were $542,089 in fiscal 2003 and $168,256 for the six months ended June 30, 2004.

It is estimated that the horizontal distance of the new drift will be approximately one-mile and take roughly eighteen months to complete. Total cost is currently estimated at over $2 million.

Our plans to construct and develop the new drift will be contingent upon favorable geology, gold prices, resolution of permitting and environmental issues, as well as LKA's ability to raise the necessary capital through the sale of additional equity. We can not assure you that we will be successful in achieving these objectives

                           Safe Harbor Statement.
                           ----------------------

Statements made in this Form 10-QSB which are not purely historical are forward-looking statements with respect to the goals, plan objectives, intentions, expectations, financial condition, results of operations, future performance and business of LKA. Such forward-looking statements include those that are preceded by, followed by or that include the words "may", "would", "could", "should", "expects", "projects", "anticipates", "believes", "estimates", "plans", "intends", "targets" or similar expressions.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following, in addition to those contained in this Report: general economic or industry conditions nationally and/or in the communities in which we conduct business; fluctuations in global gold and silver markets; legislation or regulatory requirements, including environmental requirements; conditions of the securities markets; competition; our ability to raise capital; changes in accounting principals, policies or guidelines; financial or political instability; acts of war or terrorism; and other economic, competitive, governmental, regulatory and technical factors affecting our operations, products, services and prices.

Accordingly, results actually achieved may differ materially from expected results in these statements. Forward-looking statements speak only as of the date they are made. LKA does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.